Exhibit 99.1

NEWS RELEASE March 14, 2007

Media Contact:

Jared Matkin, Overstock.com, Inc.

+1 (801) 947-3880

jmatkin@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Comments on the 2006 SEC Form 10-K

SALT LAKE CITY (March 14, 2007) — Overstock.com, Inc. (NASDAQ: OSTK) filed its Form 10-K today for the year ended December 31, 2006.  This release is to explain the differences between the 2006 financial results reported in the Form 10-K and the preliminary unaudited 2006 financial results previously issued by press release on February 5, 2007.

The primary changes to the financial results and the related financial statements are the result of our decision to sell our travel subsidiary, OTravel.com.  We have entered into a non-binding letter of intent to sell this business to a third-party.  As a result, our year-end 2005 and 2006 balance sheets have been reclassified to show the travel subsidiary’s assets and liabilities as “held for sale.”  In addition, on our income statement, the operations of the travel subsidiary (all revenue and expenses) have been removed from our results and reported below our net loss as “discontinued operations.” As part of this process, we evaluated the goodwill related to the original purchase of our travel subsidiary and determined that it was subject to an impairment of approximately $4.5 million as of December 31, 2006.  This, along with approximately $400,000 of other miscellaneous adjustments, increased our consolidated net loss attributable to common shares to $101.9 million, or $(5.01) per share from the previously reported $97.0 million loss, or $(4.77) per share.

Full details of the reclassification are available in Footnote 5 (page F-17) of the Consolidated Financial Statements in Form 10-K for the year ended December 31, 2006 that we filed with the SEC today.

About Overstock.com

Overstock.com, Inc. is an online “closeout” retailer offering discount, brand-name merchandise for sale over the Internet.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com.

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Overstock.com is a registered trademark of Overstock.com, Inc.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the sale of our travel subsidiary, as well as all such other risks as identified in our Form 10-K for the year ended December 31, 2006, and all our subsequent filings with the Securities and Exchange Commission, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.